Exhibit 99.1

INVESTORS FINANCIAL SERVICES CORP. ANNOUNCES FIRST QUARTER OPERATING

EARNINGS UP 79 PERCENT

Contact:	John N. Spinney, Jr.
(617) 937-3500
john.spinney@ibtco.com

BOSTON, MA, April 12, 2004 - Investors Financial Services Corp. (Nasdaq: IFIN) reported first quarter diluted earnings per share of $0.52, an increase of 79% from diluted operating earnings per share of $0.29 in the first quarter of 2003.  Net income for the first quarter of 2004 was $35.0 million, up 81% from $19.3 million in net operating income in the first quarter of 2003.

Both diluted operating earnings per share and net operating income for the first quarter of 2003 exclude the previously disclosed $13.9 million, or $0.21 per diluted share, one-time tax accrual that the Company recorded in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”). The one-time accrual resulted from a retroactive tax law change during the first quarter of 2003 by the Commonwealth of Massachusetts disallowing a dividends received deduction taken by Investors Bank & Trust Company on dividends received since 1999 from a wholly-owned real estate investment trust. In the second quarter of 2003, the Company settled this disputed tax matter pursuant to an agreement to pay 50% of the liability.

This press release includes both an income statement based on GAAP and a pro forma income statement excluding the one-time tax accrual, which management considers a more useful depiction of the Company’s results of operations. Including the tax accrual, GAAP net income for the first quarter of 2003 was $5.4 million and GAAP diluted earnings per share were $0.08.

Kevin J. Sheehan, Chairman and Chief Executive Officer, commented,  “Investors Financial Services again recorded impressive results in the first quarter of 2004. Led by strong increases in our core asset processing revenue, foreign exchange fees, and net interest income, we were able to grow our revenue by over 30% on a year-over-year basis. Due to our increased revenue and continued operating leverage, we are confident in our ability in 2004 to deliver growth in earnings per share in excess of 25% over our 2003 operating earnings per share.”

Net operating revenue for the first quarter grew 34% to $152.7 million from $113.7 million for the same period in 2003. Revenue from core services such as global custody, multicurrency accounting and mutual fund administration grew to $76.1 million for the first quarter, up 34% from $56.8 million from the same period in the prior year. Revenue from ancillary services including securities lending, foreign exchange and cash management sweep services increased to $30.1 million for the quarter, up 73% from $17.4 million in the first quarter of 2003. Net interest income, which arises from investing deposits generated by clients, grew 19% to $46.0 million for the first quarter of 2004 from $38.8 million for the same period in 2003. Operating expenses for the first quarter of 2004 grew 17% to $100.1 million from $85.7 million for the same period in 2003.

Assets processed for clients totaled approximately $1,131 billion at March 31, 2004 compared to $1,057 billion at December 31, 2003 and $784 billion at March 31, 2003.

Today the Company also announced that its Board of Directors declared a cash dividend on its common stock of $0.0175 per share.  The dividend is payable May 14, 2004 to stockholders of record as of April 30, 2004.

                Investors Financial will broadcast a conference call, via the Internet, today, April 12, 2004 at 5:00 p.m. EDT. The call will be accessible on Investors Financial’s home page at http://www.ibtco.com.  The conference call will also be available via telephone at (719) 457-2661, confirmation code 238764.  Recorded replays of the conference call will be available on the website and by dialing (719) 457-0820, confirmation code 238764.

Investors Financial Services Corp. provides services for a variety of financial asset managers including mutual fund complexes, investment advisors, banks, and insurance companies.  Through our wholly-owned subsidiary, Investors Bank & Trust Company, we provide core services including global custody, multicurrency accounting, and mutual fund administration, as well as value-added services including securities lending, foreign exchange, and cash management.  Offices are located in the United States, Canada, Cayman Islands, and Ireland.  Visit Investors Financial on the web at http://www.ibtco.com.

This news release contains forward-looking statements (statements that are not historical facts). These statements, such as Mr. Sheehan’s statement regarding the Company’s guidance for earnings per share growth for the year ending December 31, 2004, are based upon certain assumptions and estimates that might not be realized. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the performance of global financial markets, changes in interest rates, changes in the relationship between long-term and short-term interest rates, regulatory actions affecting the Company’s clients, and the Company’s ability to continue to manage its costs.  Additional factors that could also affect actual results are set forth under the heading “Certain Factors That May Affect Future Results” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Investors Financial Services Corp.

Condensed Consolidated Statements of Income (unaudited)

(Dollars in thousands, except share data)

	For the Three Months Ended March 31,
	2004	2003
Operating Revenue:
Asset servicing fees:
Core service fees	$76,094	$56,761
Ancillary service fees	30,093	17,385
Total asset servicing fees	106,187	74,146
Other operating income	349	770
Gain on sale of investment	234	—
Total operating revenue	106,770	74,916

Interest income	71,176	60,349
Interest expense	25,215	21,566
Net interest income	45,961	38,783
Net operating revenue	152,731	113,699

Operating Expenses:
Compensation and benefits	55,323	49,771
Transaction processing services	10,940	6,808
Technology and telecommunications	10,266	9,291
Depreciation and amortization	7,954	6,079
Occupancy	7,391	7,325
Professional fees	3,238	2,951
Travel and sales promotion	1,082	985
Other operating expenses	3,940	2,509
Total operating expenses	100,134	85,719

Income Before Income Taxes	52,597	27,980

Provision for income taxes	17,622	22,568

Net Income	$34,975	$5,412

Basic Earnings Per Share	$0.53	$0.08

Diluted Earnings Per Share	$0.52	$0.08

Certain amounts in prior period financial statements have been reclassified to conform to the current period presentation.

	Share Information (unaudited)

	For the Three Months Ended March 31,
	2004	2003

Common Stock Outstanding	66,027,734	64,992,847
Weighted-Average Basic Shares	65,837,110	64,885,852
Weighted-Average Diluted Shares	67,712,952	66,319,248

Investors Financial Services Corp.
Condensed Consolidated Balance Sheets (unaudited)
 (Dollars in thousands, except share data)

	March 31, 2004	December 31, 2003

Assets
Cash and due from banks	$45,429	$39,689
Federal funds sold and other short-term investments	185,000	—
Securities held to maturity (approximate fair value of $4,928,619 and $4,308,578 at March 31, 2004 and December 31, 2003, respectively)	4,906,905	4,307,610
Securities available for sale	4,387,142	4,296,637
Nonmarketable equity securities	50,000	50,000
Loans, less allowance for loan losses of $100 at March 31, 2004 and December 31, 2003	153,104	199,530
Accrued interest and fees receivable	76,451	72,816
Equipment and leasehold improvements, less accumulated depreciation of $54,730 and $47,683 at March 31, 2004 and December 31, 2003, respectively	73,943	76,420
Goodwill, net	79,969	79,969
Other assets	141,800	101,901

Total Assets	$10,099,743	$9,224,572

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand	$855,696	$334,823
Savings	3,959,080	3,682,295
Time	160,512	190,000
Total deposits	4,975,288	4,207,118

Securities sold under repurchase agreements	3,479,681	3,258,001
Short-term and other borrowings	849,704	1,098,087
Due to brokers for open trades payable	32,870	—
Junior subordinated deferrable interest debentures	24,774	24,774
Other liabilities	126,616	95,757
Total liabilities	9,488,933	8,683,737

Commitments and contingencies	—	—

Stockholders’ Equity:
Preferred stock, par value $0.01 (shares authorized: 1,000,000; issued and outstanding: none at March 31, 2004 and December 31, 2003)	—	—
Common stock, par value $0.01 (shares authorized: 100,000,000 at March 31, 2004 and December 31, 2003; issued and outstanding: 66,027,734 and 65,436,788 at March 31, 2004 and December 31, 2003, respectively)	661	655
Surplus	256,583	242,662
Deferred compensation	(962)	(1,076)
Retained earnings	319,961	286,138
Accumulated other comprehensive income, net	35,117	13,006
Treasury stock, at cost (26,508 shares at March 31, 2004 and December 31, 2003)	(550)	(550)
Total stockholders’ equity	610,810	540,835
Total Liabilities and Stockholders’ Equity	$10,099,743	$9,224,572

Investors Financial Services Corp.

Average Balance Sheet (unaudited)

(Dollars in thousands)

	Three Months Ended March 31, 2004			Three Months Ended March 31, 2003
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Interest-earning assets:
Federal funds sold and securities purchased under resale agreements	$67,560	$162	0.96%	$4,911	$16	1.30%
Investment securities (1)	8,858,773	69,890	3.16%	6,611,391	59,485	3.60%
Loans	198,970	1,124	2.26%	115,489	848	2.94%
Total interest-earning assets	9,125,303	71,176	3.12%	6,731,791	60,349	3.59%
Allowance for loan losses	(100)			(100)
Noninterest-earning assets	481,062			446,005
Total assets	$9,606,265			$7,177,696
Interest-bearing liabilities:
Deposits:
Savings	$3,924,863	$11,369	1.16%	$2,193,981	$9,117	1.66%
Time	129	—	—	—	—	—
Securities sold under repurchase agreements	3,691,117	7,649	0.83%	3,092,673	7,337	0.95%
Junior subordinated debentures/ Trust preferred stock (2)	24,774	605	9.77%	24,000	586	9.77%
Other borrowings (3)	732,527	5,592	3.05%	855,274	4,526	2.12%
Total interest-bearing liabilities	8,373,410	25,215	1.20%	6,165,928	21,566	1.40%
Noninterest-bearing liabilities:
Demand deposits	308,916			212,569
Savings	80,953			166,897
Noninterest-bearing time deposits	164,121			90,000
Other liabilities	106,744			94,514
Total liabilities	9,034,144			6,729,908
Equity	572,121			447,788
Total liabilities and equity	$9,606,265			$7,177,696
Net interest income		$45,961			$38,783
Net interest margin (4)			2.01%			2.30%

Average interest rate spread (5)			1.92%			2.19%
Ratio of interest-earning assets to interest-bearing liabilities			108.98%			109.18%

(1)          Average yield/cost on available for sale securities is based on amortized cost.

(2)          Effective October 1, 2003, the Company adopted the provisions of FIN 46 (revised December 2003), which resulted in a deconsolidation of Investors Capital Trust I, the trust that holds the trust preferred securities.

(3)          Interest expense includes a penalty of $2.6 million for the three months ended March 31, 2004 for prepayment of FHLBB borrowings.

(4)          Net interest income divided by total interest-earning assets.

(5)          Yield on interest-earning assets less rate paid on interest-bearing liabilities.

Investors Financial Services Corp.

(Dollars in thousands)

Asset servicing fees by service lines (unaudited):

	For the Three Months Ended March 31,
	2004	2003
Core service fees:
Custody, accounting and administration	$76,094	$56,761

Ancillary service fees:
Foreign exchange	18,495	6,733
Cash management	5,600	5,035
Investment advisory	3,470	3,215
Securities lending	2,143	2,188
Other	385	214
Total ancillary service fees:	30,093	17,385
Total	$106,187	$74,146

Reconciliation of financial measures (unaudited):

The following table presents a reconciliation between earnings presented on the face of our Condensed Consolidated Statements of Income included with this earnings release and the non-GAAP measure of net operating income and operating earnings per share referenced in this earnings release (dollars in thousands):

GAAP Earnings (unaudited)

	For the Three Months Ended March 31,
	2004	2003

Income before taxes	$52,597	$27,980
Provision for income taxes	17,622	22,568
Net Income	$34,975	$5,412
Earnings per share:

Basic	$0.53	$0.08

Diluted	$0.52	$0.08

Pro Forma Operating Earnings (unaudited)

	For the Three Months Ended March 31,
	2004	2003

Income before taxes	$52,597	$27,980
Provision for income taxes	17,622	8,668	(1)
Net Operating Income	$34,975	$19,312
Operating earnings per share:

Basic	$0.53	$0.30

Diluted	$0.52	$0.29

(1)          Provision for income taxes for the three months ended March 31, 2003 excludes a $13.9 million charge, net of federal income tax benefit, that resulted from a retroactive change in Massachusetts tax law enacted in the first quarter of 2003.  The effect of the exclusion is an increase in net income of $0.22 per basic share and $0.21 per diluted share.